EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, February 18, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Increased Quarterly Dividend

West Point, VA — The directors of C&F Financial Corporation (NASDAQ:CFFI) declared a cash dividend at their February board meeting. A regular dividend of $.22 per share is payable April 1, 2004 to shareholders of record on March 15, 2004. This represents a 10% increase over the prior quarter dividend of $.20 per share.

C&F Financial Corporation operates fourteen retail bank branches located throughout the Peninsula to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The Company provides mortgage, title and settlement services through C&F Mortgage Corporation’s fourteen offices and offers full investment services through its subsidiary C&F Investment Services, Inc. The Company also owns Moore Loans, Inc., a regional finance company with three offices providing automobile loans in Richmond, Roanoke, Hampton Roads and portions of eastern Tennessee.